Exhibit 99.1

               Vicor Corporation Announces First Quarter Results

    ANDOVER, Mass.--(BUSINESS WIRE)--April 20, 2004--Vicor Corporation (NASDAQ: VICR) today announced its financial results for the quarter ended March 31, 2004. Revenues for the quarter increased to $42,521,000 compared with $37,740,000 for the corresponding period a year ago. The Company reported a net loss for the quarter of $1,190,000 compared with a net loss of $6,629,000 in the corresponding period of 2003, and a diluted loss per share of $.03 compared with a diluted loss per share of $.16 in the corresponding period of 2003.
    In the first quarter, revenues increased by 12.7% from the first quarter of 2003, and increased by 8.7% on a sequential basis from the fourth quarter of 2003. The book to bill ratio for the first quarter was 1.13:1 as compared with 1.02:1 in the first quarter of 2003 and 1.09:1 in the fourth quarter of 2003. In light of the fact that bookings and sales can vary significantly from quarter to quarter, the Company continues to believe that this increase in the book to bill ratio is not indicative of a trend at this time. The Company ended the first quarter of 2004 with approximately $42.7 million in backlog compared to $37.0 million at the end of 2003.
    In the first quarter, gross margin improved to 35.3%, compared with 23.6% in the first quarter of 2003 and 28.1% in the fourth quarter of 2003. These improvements in gross margin were due to the higher level of shipments and increased productivity.
    Depreciation and amortization in the quarter was $5.3 million and capital additions were $1.0 million. Depreciation expense decreased approximately $371,000 from the first quarter of 2003 and $251,000 from the fourth quarter of 2003.
    The Company reported a loss before taxes of $906,000 for the quarter compared with a loss before taxes of $6,374,000 in the corresponding period of 2003. Tax provisions in 2004 and 2003 are required as the Company operates in various state and international taxing jurisdictions, subject to a variety of income and related taxes, and due to federal and state taxes for certain minority-owned subsidiaries that are not part of the Company's consolidated income tax returns. Based on the Company's current estimate of its tax provision for the year, we expect that the tax expense for each of the remaining quarters in 2004 will approximate that of the first quarter.
    Inventories increased by approximately $1.4 million to $23.5 million as compared with $22.1 million at the end of 2003. The increase in inventories stems from the increase in backlog.
    Cash and short-term investments were $114.1 million, an increase of approximately $5.3 million from the end of 2003. During the quarter, the Company made an additional $1.0 million investment in a related entity, did not repurchase any shares and has $26.0 million remaining on its authorized stock buy-back plan. After three years of unprecedented challenges due to sharp declines in demand from major end markets, the Company's balance sheet shows approximately $183 million in positive retained earnings and, importantly, the Company has retained a highly motivated on shore work force.
    During the first quarter, the Company announced that its V-I Chip(TM) Bus Converter Module (BCM) had won EDN magazine's 2003 "Innovation of the Year" Award for Power Supplies. V-I Chip BCMs provide breakthrough performance as bus converters for Intermediate Bus Architecture applications.
    For more information on Vicor and its products, please visit the Company's website at www.vicorpower.com.

    Earnings Conference Call

    Vicor will be holding its investor conference call, today, Tuesday, April 20, 2004 at 5:00 p.m. (EDST). Shareholders interested in participating in the call, should call 1-800-901-5226 at approximately 4:50 p.m. and use the Passcode 97385750. Internet users can listen to a real-time audio broadcast of the conference call on the Investor Relations section of Vicor's website at www.vicorpower.com/irwebcast. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary software. For those who cannot participate a replay will be available, shortly after the conclusion of the call, through April 27, 2004. The replay dial-in number is 1-888-286-8010 and the Passcode is 32010070. In addition, a webcast replay of the conference call will also be available on the Investor Relations section of Vicor's website at www.vicorpower.com/irwebcast beginning shortly after the conclusion of the call.

    This press release contains certain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. You can identify these statements by our use of the words "may," "will," "would," "plans," "expects," "anticipates," "believes," "continue," "estimate," "prospective," "project," "intend," and similar expressions. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include our ability to develop and market new products and technologies cost-effectively, to leverage design wins into increased product sales, to decrease manufacturing costs, to enter into licensing agreements that amplify the market opportunity and accelerate market penetration, to achieve an increased bookings rate over a longer period, and to successfully leverage the V-I Chips in standard products to promote market acceptance of Factorized Power, as well as those risks and uncertainties identified in the Company's Annual Report on Form 10-K. The risk factors contained in the Annual Report on Form 10-K may not be exhaustive. Therefore, the information contained in that Form 10-K should be read together with other reports and documents that the Company files with the SEC from time to time, which may supplement, modify, supersede or update those risk factors.

    Vicor Corporation designs, develops, manufactures and markets modular power components and complete power systems based upon a portfolio of patented technologies. Headquartered in Andover, Massachusetts, Vicor sells its products primarily to the telecommunications, electronic data processing, industrial control and military electronics markets.


VICOR CORPORATION

CONSOLIDATED STATEMENT OF OPERATIONS
(Thousands except for per share amounts)

                                                  QUARTER ENDED
                                                   (Unaudited)
                                          ----------------------------
                                             MAR 31,        MAR 31,
                                              2004           2003
                                          -------------  -------------

Net revenues                                   $42,521        $37,740
Cost of sales                                   27,521         28,833
                                          -------------  -------------
          Gross margin                          15,000          8,907

Operating expenses:
          Sales & administration                10,178         10,324
          Research & development                 5,943          5,334
                                          -------------  -------------
            Total operating expenses            16,121         15,658
                                          -------------  -------------

Operating loss                                  (1,121)        (6,751)
                                          -------------  -------------

Other income (expense), net                        215            377
                                          -------------  -------------

Loss before taxes                                 (906)        (6,374)

Provision for income taxes                        (284)          (255)
                                          -------------  -------------

Net loss                                      ($ 1,190)      ($ 6,629)
                                          =============  =============

Net loss per share:
           Basic                               ($ 0.03)       ($ 0.16)
           Diluted                             ($ 0.03)       ($ 0.16)

Shares outstanding:
           Basic                                41,917         42,054
           Diluted                              41,917         42,054



VICOR CORPORATION

CONSOLIDATED BALANCE SHEET
(Thousands)

                                             MAR 31,        DEC 31,
                                              2004           2003
                                           (Unaudited)    (Unaudited)
                                          -------------- -------------
Assets

Current  Assets
        Cash and cash equivalents               $41,574       $41,723
        Short-term investments                   72,543        67,046
        Accounts receivable                      22,052        22,493
        Inventories, net                         23,488        22,080
        Deferred tax assets                       3,548         3,548
        Other current assets                      2,928         4,101
                                          -------------- -------------
                  Total current assets          166,133       160,991

Property and equipment, net                      78,204        82,366
Other assets                                      9,076         8,107
                                          -------------- -------------
                                               $253,413      $251,464
                                          ============== =============

Liabilities and Stockholders' Equity

Current Liabilities
        Accounts payable                         $6,498        $5,078
        Accrued compensation and benefits         4,194         3,541
        Other accrued liabilities                12,435        11,825
                                          -------------- -------------
                 Total current liabilities       23,127        20,444

Deferred income taxes - long-term                 4,446         4,362

Stockholders' Equity
        Capital stock                           147,527       147,155
        Retained earnings                       182,673       183,863
        Treasury stock                         (104,360)     (104,360)
                                          -------------- -------------
                 Total stockholders'
                  equity                        225,840       226,658
                                          -------------- -------------

                                               $253,413      $251,464
                                          ============== =============


    CONTACT: Vicor Corporation
             Chief Financial Officer
             Mark A. Glazer, 978-470-2900
             Fax: 978-749-3439